FOR IMMEDIATE RELEASE	Exhibit 99.01

For Further Information Contact:

Martin Berkowitz, Interim Chief Administrative Officer

PH: 702.384.2425

FX: 702.384.1965

Gaming Partners International Corporation Announces that Gerald Koslow Will Be Leaving the Company

Las Vegas, NV (PR Newswire) (September 3, 2013) —Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced today that Gerald W. Koslow will be leaving the Company as Chief Financial Officer and Treasurer, effective on September 30, 2013, to pursue another opportunity.  Mr. Koslow will assist as needed in the transition of his duties through his departure.

“We appreciate Jerry’s service to the Company and wish him well in the future,” commented Greg Gronau, the Company’s CEO and President. “We expect a smooth transition with his assistance.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPI provides casino currency such as chips, plaques and jetons; gaming furniture and accessories; table layouts; playing cards; dice; and roulette wheels. GPIC pioneered the use of security features such as RFID technology in casino chips and provides radio frequency identification device (RFID) solutions including chips, readers and displays. Headquartered in Las Vegas, Nevada, GPIC also has offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, Gulfport, Mississippi and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains "forward-looking statements" based on current expectations involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.